                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, made this ____ day of ___________, 1997, by and between DENNIS A. NOLIN ("Nolin") and DAVID POULIOTTE ("Pouliotte") (hereinafter collectively referred to as "Securityholder"), WHITE MOUNTAIN CABLE CONSTRUCTION CORP., a New Hampshire corporation (the "Company"), CONCEPTRONIC, INC., a Delaware corporation, (the "Parent"), and WHITE MOUNTAIN ACQUISITION COMPANY, INC., a 100% subsidiary of Parent ("Acquisition").

                             INTRODUCTORY STATEMENT
                             ----------------------

         A. Securityholder owns three hundred (300) shares of capital stock of the Company, which shares constitute all of the issued and outstanding capital stock ("Stock") of the Company, a New Hampshire corporation doing business as White Mountain Cable Construction Corp.

         B. The Company is engaged in the construction, reconstruction, maintenance, repair, and expansion of CATV, SMATV systems and other related systems in the telecommunications industry.

         C. Parent has agreed with the Securityholders for Parent to acquire the Company by means of a merger of the Company with and into a wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth herein.

         D. In furtherance of such acquisition, the Boards of Directors of Parent, Acquisition and the Company have each approved the plan of merger to merge the

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Company with and into the Acquisition (the "Merger") in accordance with the applicable provisions of the New Hampshire General Corporation Law (the "NHGCL") and the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein.

         E. Pursuant to the Merger, the record holders of each outstanding share of the Company's common stock, $0.01 par value, shall be entitled to receive the Merger Consideration (as defined in Section 2.1) so that upon receipt of the Merger Consideration, such share of the Stock shall be cancelled, all upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, WITNESSETH, for and in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties do agree as follows:

                                   DEFINITIONS
                                   -----------

         The following terms when used in this AGREEMENT AND PLAN OF MERGER shall have the following meanings:

                  "ACCOUNTS RECEIVABLE" means accounts receivable, notes due from all sources of the Company, and credits for returned or damaged merchandise.

                  "Acquisition" has the meaning set forth in the preface above.
                   -----------

                  "ACT" shall mean the Securities Act of 1933, as the same has been and shall be amended from time to time.


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                  "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, net of all tax savings and insurance proceeds actually received by an Indemnitee with respect to any of the foregoing.

                  "AGREED VALUE OF THE COMPANY" shall mean that value of the Company, determined in accordance with generally accepted accounting principles consistently applied, and based on the Audit, equal to the product of FOUR and ONE-HALF(4 1/2) times the difference between (a) that number equal to the net income of the Company for calendar year 1996, adjusted by adding back all deductions taken in determining such number, if any, for interest, depreciation, income taxes and 1996 compensation or dividends actually paid to Nolin and Pouliotte, and (b) Five Hundred Fifty Thousand Dollars ($550,000).

                  "Agreement" means this AGREEMENT AND PLAN OF MERGER.
                   ---------

                  "ASSETS" means all property, rights, things of value and other assets of the Company described, referred to, or listed, in Section 4.9 of this Agreement.

                  "AUDIT" shall mean the audit of the Company for tax years 1995 and 1996, as of December 31, 1996, prepared in accordance with generally accepted accounting principles consistently applied by the accounting firm of John Killion, P.C. and acceptable to the accounting firm of KPMG Peat Marwick.

                  "CERTIFICATE OF MERGER" has the meaning set forth in Section
1.2 below.


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                  "CLOSING" means the transfer of the Stock to the CNCP and the payment of the Purchase Price to Securityholder pursuant to this Agreement.

                  "CLOSING DATE" means the date of Closing, established under
Section 3 of this Agreement.

                  "CODE" means the United States Federal Internal Revenue Code of 1986, as amended.

                  "CNCP" shall mean the Parent, Conceptronic, Inc., a Delaware corporation with its principal offices located at 6 Post Road, Portsmouth, New Hampshire 03081, and its successors and assigns.

                  "CNCP STOCK" shall mean all of the authorized issued and outstanding capital stock of CNCP, including all warrants, options, convertible securities or right (contingent or otherwise) to purchase or acquire stock of CNCP.

                  "DGCL" has the meaning set forth in the introductory statement.

                  "EMPLOYMENT AGREEMENT" means the Employment Agreements executed by the Company, Nolin and Pouliotte pursuant to Section 6.7 hereof.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the United States federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, unctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governmental and all agencies thereof) concerning pollution or protection of the environment,


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public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including asbestos and oil or petroleum) (collectively, "Hazardous Materials") into ambient air, surface, water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  "ESCROW AGREEMENT" shall mean the Escrow Agreement executed by the Securityholder, Company and CNCP pursuant to Section 6.19 and 2.3 hereof.

                  "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "FINANCIAL STATEMENTS" means the audited financial statements of the Company for the Company's fiscal years ending in 1995 and 1996, including the notes thereto, prepared by John Killion, P.C., the Company's regular independent certified public accountant, and accepted by the accounting firm of KPMG Peat Marwick.

                  "GAAP" shall mean in accordance with generally accepted accounting principles, consistently applied.

                  "MERGER CONSIDERATION" means the aggregate consideration set forth in Article II hereof.


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                  "NET WORTH" shall mean the total assets of the Company,
reduced by any value placed on the intangible assets of the Company, including, but not limited to, goodwill, less the total liabilities of the Company as those terms are shown on the Financial Statement prepared in accordance with Section
4.4 hereof.

                  "NHGCL" has the meaning set forth in the introductory statement above.

                  "NOLIN" shall mean Dennis A. Nolin, a stockholder, officer and director of the Company, and a signatory to this Agreement.

                  "POULIOTTE" shall mean David Pouliotte, a stockholder, officer and director of the Company, and a signatory to this Agreement.

                  "PRESIDENT" shall mean the president elected and named pursuant to Section 12.3, hereof.

                  "REAL PROPERTY" shall mean that parcel of land located on the Southerly side of U.S. Route 4, Epsom, New Hampshire, more particularly described in the deed dated March 24, 1988 by and among the Company, as grantor, and Nolin and Pouliotte, as collective grantees, and recorded among the land records of Merrimack County at Book 1712, Page 0135.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement executed by the Securityholder and CNCP pursuant to Section
6.17 hereof.


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                  "STOCK" shall mean all of the authorized issued and
outstanding capital stock of the Company, including all warrants, options, convertible securities or right (contingent or otherwise) to purchase or acquire stock of the Company.

                  "SURVIVING CORPORATION" has the meaning set forth in Section
1.1 below.

                                    ARTICLE I

                                   THE MERGER
                                   ----------

                  1.1 EFFECTIVE TIME. On the closing Date (as defined in Section
3), and subject to and upon the fulfillment or waiver of the terms and conditions of this Agreement, the NHGCL and the DGCL, Parent shall, as of the Closing, acquire the Company by means of the company being merged with and into Acquisition, where by the separate corporate existence of the Company shall cease, and Acquisition shall continue as the surviving corporation. Acquisition as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 CERTIFICATE OF MERGER. On the Closing Date, assuming satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause the Merger to be consummated by filing Certificates of Merger as contemplated by the NHGCL and the CGCL (the "Certificates of Merger"), together with any required related certificates, with the Secretary of State of the State of New Hampshire and the Secretary of State of the State of Delaware, respectively, in such form as required by, and executed in accordance with the relevant provisions of, the NHGCL and the DGCL ("Filing Date").


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                  1.3      EFFECT OF THE MERGER. Upon the consummation of the
Merger, the effect of the merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the NHGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4      Certificate of Incorporation, By-Laws.
                           -------------------------------------

                           (i)      CERTIFICATE OF INCORPORATION. Unless
otherwise determined by Parent prior to the Closing Date, upon the consummation of the Merger the Certificate of Incorporation of Acquisition, as in effect immediately prior to the consummation of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

                           (ii)     BY-LAWS. Unless otherwise determined by
Parent prior to the consummation of the Merger, the By-Laws of Acquisition, as in effect immediately prior to the closing date, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  1.5 DIRECTORS AND OFFICERS. The directors of Acquisition immediately prior to the consummation of the Merger shall be the initial directors of the Surviving


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Corporation, each to hold office in accordance with the Certificate of
Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquisition immediately prior to the consummation of the Merger shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  1.6 Securityholder hereby further assigns to the Surviving Corporation, to the extent not assigned pursuant to the merger hereinabove, all right, title and interest in and to the mailing lists, customer lists, and telephone number(s) currently used by the Company. Securityholder shall execute any and all documents or consents necessary to convey the telephone number(s) to CNCP.

                  1.7 Securityholder hereby further assigns to the Surviving Corporation, to the extent not assigned pursuant to the merger hereinabove, all right, title and interest in and to the name "White Mountain Cable Construction Corp.", "White Mountain Fiber Optics Cable Construction Corp.", and all other names or other intellectual property used by or in the business of the Company to CNCP. Securityholder does hereby grant to Surviving Corporation the exclusive use of the above names and agrees that Surviving Corporation may use the names in all advertising, including but not limited to telephone listing, print and media advertisements.


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                                   ARTICLE II

                              MERGER CONSIDERATION
                              --------------------

         2.1 SHARES OF COMPANY. As of the Filing Date, each share of stock issued and outstanding as of the Closing Date, shall by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive an amount per share in stock of CNCP and in cash ("Merger Consideration"), without interest, determined in accordance with Section 2.2.

         2.2 MERGER CONSIDERATION. The total merger consideration to be paid by CNCP and Acquisition to Securityholder shall be an amount equal to the Agreed Value of the Company, as that term is defined in this Agreement, and set forth on Exhibit 2.2. Each share of Stock shall be entitled to receive a sum equal to the Agreed Value of the Company divided by the total number of shares of the Stock.

         The Merger Consideration shall be paid pro rata to each Securityholder, as follows:

                  (a) At Closing, each Securityholder shall receive, less any shares placed in Escrow pursuant to Section 2.3, below, his pro rata share of the aggregate sum equal to One-Half (1/2) of the Agreed Value of the Company through the issuance of shares of the authorized capital stock of CNCP ("CNCP Stock") as set forth in Exhibit 2.2(a). For the purposes of determining the number of shares of CNCP Stock to be issued to the Securityholder pursuant to this paragraph 2.2(a), the value of each share of CNCP Stock shall be FIVE and 50/100 DOLLARS ($5.50).


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                  (b)      At Closing, each Securityholder shall receive his pro
rata share of the aggregate sum equal to One-Half (1/2) of the Agreed Value of the Company, less any amounts placed in escrow pursuant to Section 2.3, below, in cash, wire transfer, or certified funds as set forth on Exhibit 2.2(b)

                  2.3. ESCROW OF PURCHASE PRICE. At Closing Date One Million Dollars ($1,000,000) in cash and One Hundred Eighty-One Thousand Eight Hundred Eighteen (181,818) shares of CNCP Stock of the Merger Consideration defined in
Section 2.2 shall be deposited in an escrow account pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit 2.3.

                                   ARTICLE III

                                     CLOSING
                                     -------

                  The Closing of the Merger shall occur at the offices of Conceptronic, One Church Street, Suite 302, Rockville, Maryland 20852, at 2:00 p.m. on the 28th day of February, 1997, or at such other time, date and place as CNCP and Securityholder may agree (the "Closing Date"). At the Closing:

                  3.1      Cancellation.
                           ------------

                           (a)      Upon filing of the Certificate of Merger,
each such share of the Stock shall be cancelled and shall thereafter evidence only the right to receive a pro rata share of the Merger Consideration.

                           (b)      Upon filing of the Certificate of Merger,
each share of the Stock held in the treasury of the Company and each share of Stock owned directly or


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indirectly by any wholly owned Subsidiary of the Company immediately prior to the consummation of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                  3.2      Delivery of Cash and Exchange of Certificates.
                           ---------------------------------------------

                           (a)   EXCHANGE PROCEDURES.  As of the Filing Date,
upon surrender of the certificates representing shares of the Stock (the "Certificates") for cancellation to Parent together with such other customary documents as may be required, subject to the provisions of the Escrow Agreement, the holder of such Certificates shall be entitled to receive in exchange therefore their pro rata share of the Merger Consideration as provided in
Section 2.2(a) and (b) above, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Closing Date, represented shares of the Stock will be deemed from and after the Closing Date, for all corporate purposes to evidence the right to receive a pro rata share of the Merger Consideration into which such shares of the Stock shall have been so converted.

                           (b)   NO LIABILITY. Neither Parent, Acquisition nor
the Company shall be liable to any holder of the Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (c)   WITHHOLDING RIGHTS. Parent shall be entitled
to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Stock such amounts as Parent is required to deduct


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and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made by Parent.

                                   ARTICLE IV

                   REPRESENTATIONS, WARRANTIES AND CERTAIN
                 COVENANTS OF SECURITYHOLDER AND THE COMPANY
                 -------------------------------------------

               As a material inducement to induce the CNCP and Acquisition to consummate the Merger under this Agreement, Securityholder and Company represent and warrant to CNCP each of the matters set forth in this Article IV are true and correct as of the date hereof, and acknowledge that CNCP's entry into this Agreement and the performance of its obligations hereunder are made in reliance upon the completeness and accuracy of each of the matters set forth herein. The representations and warranties being made by the Company shall survive up and until the Closing Date. The representations and warranties being made by the Securityholder shall survive as set forth in Section 12.13, herein.

                  4.1      Organization, Qualifications and Corporate Power.
                           ------------------------------------------------

                           (a) The Company is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of New Hampshire. Attached as Exhibit 4.1 is a list of all states in which the company is qualified to do


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business. The Company is duly qualified as a foreign corporation in each other jurisdiction in which the failure to be qualified would have a materially adverse effect upon the Company. The Company has the corporate power and authority to own and hold its properties and to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform this Agreement to which it is a signatory.

                           (b) Except as listed on Exhibit 4.1, the Company does
not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

                  4.2      Authorization of Agreement.
                           --------------------------

                           (a) The execution, delivery and performance by the
Company of this Agreement to which it is a signatory hereunder have been duly authorized by all requisite corporate action and will not (i) violate any applicable provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument by which the Company, or any of its properties or assets is bound or affected, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or results in being declared void, voidable or without further binding effect any license, governmental permit or certification, employee plan, note, bond,


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mortgage, indenture, deed of trust, franchise, lease, contract, agreement, or other instrument or commitment or obligation to which Company is a party, or by which Company, or any of its assets, may be bound, subject or affected, (iii) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to Company or any of its assets, or (iv) except as otherwise provided in this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

                  4.3 CAPITAL STOCK. The authorized capital stock of the Company and the holders of the issued and outstanding shares of such capital stock are set forth in Exhibit 4.3 hereto. Except as disclosed in Exhibit 4.3, there is no
(i) subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of the Company which is authorized or outstanding, (ii) the Company has no commitments to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidence of indebtedness or assets, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) the Company has no obligation or commitment to register under the Act any securities issued or to be issued by it. All of the issued and outstanding shares of the capital stock of the Company have been


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validly issued in compliance with all federal and state securities laws an are fully paid and non-assessable.

                  4.4 FINANCIAL STATEMENTS. The Company has delivered to CNCP the Financial Statements, exclusive of the Audit, which will be delivered to the CNCP prior to Closing. Such preliminary Financial Statements are complete and correct, have been prepared in accordance with GAAP and fairly present the financial position of the Company as of such respective dates, and the results of its operations for the respective periods then ended. Except as set forth in such Financial Statements, the Company has no material obligation or liability, absolute, accrued or contingent.

                  4.5 ABSENCE OF CHANGES. Except as listed in Exhibit 4.5 and since the time period covered by the Financial Statements, the Company has not:

                           (a) Transferred, assigned, conveyed or liquidated any
of its assets or entered into any transaction or incurred any liability or obligation which affects the assets or the conduct of its business, other than in the ordinary course of the Company's business;

                           (b) Incurred any change in its business, operations,
or financial condition which may have a material adverse effect on its assets or its business, or become aware of any event which may result in any such adverse change;

                           (c) Suffered any destruction, damage or loss relating
to its assets or the conduct of its business whether or not covered by insurance;


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                           (d) Suffered, permitted or incurred the imposition of
any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) whether or not contingent in nature, or claim upon any of its assets, except for any current year lien with respect to personal or real property taxes not yet due and payable;

                           (e) Committed, suffered, permitted or incurred any
default in any liability or obligation which, in the aggregate, have had or will have a material adverse effect upon its assets or the conduct of its business;

                           (f) Made or agreed to any change in the terms of any
contract or instrument to which it is a party which may have a material adverse effect on its assets or the conduct of its business;

                           (g) Waived, canceled, sold or otherwise disposed of,
for less than the face amount thereof, any claim or right relating to its assets or the conduct of its business, which it has against others;

                           (h) Declared, promised or made any distribution from
its assets or other payment from the assets to its shareholders (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to its shares of capital stock, or redeemed, purchased or otherwise acquired any of its shares, or made any change whatsoever in its capital structure;

                           (i) Paid, agreed to pay or incurred any obligation
for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid or agreed to pay any bonus or salary increase to the its executive officers or directors, or made any increase in the pension, retirement or other benefits of its directors or executive officers;

                           (j) Committed, suffered, permitted, incurred or
entered into any transaction or event which would increase its liability for any prior taxable year;

                           (k) Incurred any other liability or obligation or
entered into any transaction other than in the ordinary course of business which would have a material adverse effect on its condition (financial or otherwise); or

                           (l) Received any notices of, or has reason to
believe, that any of its customers or clients have taken or contemplate any steps which could disrupt its business relationship with said customer or client or could result in the diminution in the value of the business of the Company as a going concern.

                  4.6 ACTIONS PENDING. Except as listed on Exhibit 4.6, there is no action, suit, investigation, or proceeding pending or, to the knowledge of the Company or Securityholder threatened against or affecting the Securityholder, the Company or any of its properties or rights, before any court or by or before any governmental body or arbitration board or tribunal and no basis exists for any such action, suit, investigation or proceeding which will result in any material liability or affirmative or negative injunction being imposed on the Company or Securityholder. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to the Company or Securityholder) involving the prior employment of any employees or prospective employees of the Company or its use,


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



in connection with its business, of any information or techniques which might be alleged to be proprietary to its former employer(s).

                  4.7 BUSINESS PROPERTY RIGHTS. No person or entity has made or threatened to make (or has any valid reason to threaten) any claims that the operation of the business of the Company is or will be in violation of or infringe on any technology, patents, copyrights, trademarks, trade names, service marks (and any application for any of the foregoing) licenses, proprietary information, know-how, or trade secrets (the "Business Property Rights"). No third party is infringing upon or violating any of the Company's Business Property Rights and the Company has the exclusive right to use the same. None of the Company's employees, directors, or stockholders has any claim whatsoever (whether direct, indirect or contingent) of right, title or interest in or to any of the Company's Business Property Rights.

                  4.8 LIABILITIES. Except as listed in Exhibit 4.8, the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise (individually or in the aggregate), which are of a nature required to be reflected in financial statements prepared in accordance with GAAP, including without limitation, any liability which might result from an audit of its tax returns by any appropriate authority except (i) the liabilities and obligations set forth in the "Financial Statements") delivered in accordance with Section 4.4 and (ii) liabilities and obligations incurred for the purpose of enabling the Company to conduct its normal business (in each case in normal amounts and incurred only in the ordinary course of business). Except as disclosed in the Financial Statements, the Company is not in default with respect to any liabilities or obligations and all such liabilities or obligations shown and reflected in the Financial Statements, and such liabilities incurred or accrued subsequent to the Companies incorporation, have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business.

                  4.9   OWNERSHIP OF ASSETS AND LEASES. Attached hereto as
Exhibit 4.9(a) is a complete and correct list and brief description, as of the date of this Agreement, of all real property and material items of personal property owned by the Company and all of the leases and other agreements relating to any real, personal or intangible property owned, used, licensed or leased by the Company. The Company has good and marketable title to all of its assets, including those listed on Exhibit 4.9(a), and any income or revenue generated therefrom, in each case free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except (i) as disclosed and reserved against in the Financial Statements (to the extent and in the amounts so disclosed and reserved against), (ii) for liens arising from current taxes not yet due and payable and (iii) as set forth on Exhibit 4.9(b). Each of the Company's leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other respective parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and, there is not under any of such leases or agreements existing any default of the Company, or of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of violation of any applicable regulation, ordinance or other law with respect to its operations or assets, and, to the best of the Company's knowledge there is not any such violation or grounds therefor which could adversely affect their assets or the conduct of its business. The Company is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets has been granted to anyone. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any claim or right of third persons which may be legally asserted against any of the Company's or the Securityholder's assets.

                  4.10 TAXES. The Company has paid all taxes due, assessed and owed by it as reflected on its tax returns and has timely filed all federal, state, local and other tax returns which were required to be filed and which were due prior to the Closing Date, except for those taxes set forth on Exhibit 4.10(a). All federal, state, local, and other taxes of the Company accruable since the filing of such returns have been properly accrued. No federal income tax returns for the Company have ever been audited by the Internal Revenue Service or any state or local taxing authority, except as described in Exhibit 4.10(b). No other proceedings or other actions which are still pending or open have been taken for the assessment or collection of additional taxes of any kind from the Company for any period for which returns have been filed, and to the Company's knowledge, no other examination by the Internal Revenue Service or any other taxing authority affecting the Company is now pending. Except for those taxes set forth on Exhibit 4.10(a), taxes which the Company were required by law to withhold or collect subsequent to the Company's incorporation, have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment and are so withheld, collected and paid over as of the date hereof. No waivers of statutes of limitations with respect to any tax returns of the Company nor extensions of time for the assessment of any tax have been given by any current employees of the Company. There is not and there will not be any liabilities for federal, state and local income, sales, use, excise or other taxes arising out of, or attributable to, or affecting the assets or the conduct of the Company's business through the close of business on the Closing Date, or attributable to the conduct of the operations of the Company at any time for which CNCP or the Surviving Corporation will have any liability for payment or otherwise. After the Closing, there does and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes which may be asserted by any taxing authority against the Company's assets or the operation of the business, and no lien or other encumbrance for taxes will attach to such assets or the operation of the business.

                  4.11 CONTRACTS, OTHER AGREEMENTS. Attached hereto as Exhibit
4.11 is a true and complete list of each material contract, agreement and other instrument to which the Company is a party. At CNCP's request, the Company shall deliver to

CNCP a true and complete copy of any such contract, agreement or instrument. All of the contracts, agreements, and instruments described in Exhibit 4.11 hereto are valid and binding upon the Company and the other parties thereto and are in full force and effect, and, neither the Company, nor any other party to any such contract, commitment or arrangement has breached any provision of, or is in default in any respect under, the material terms thereof.

                  4.12 GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement by the Company.

                  4.13 LACK OF DEFAULTS. The Company and Securityholder know of no default in performance of any obligation, covenant or condition contained in any note, debenture, mortgage or other contract or agreement of any nature or kind to which either is a party, nor of any default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal to which either is a party, which would have an adverse effect on the assets or business of the Company. The Company and Securityholder know of no violation of any law, ordinance, governmental rule or regulation to which either is subject, nor has either failed to obtain any licenses, permits, franchises or other governmental authorizations necessary for the ownership of their properties or to the conduct of their business where any such violation or failure would likely result in a material adverse effect upon the business of the Company. The Company has conducted and will conduct its businesses and operations in substantial compliance with all federal, state, county and municipal laws, statutes, ordinances and regulations and are in substantial compliance with all applicable requirements of all federal, state, county and municipal regulatory authorities.

                  4.14  Employees and Employee Benefit Plans.
                        ------------------------------------

                        (a) Attached hereto as Exhibit 4.14(a) is a list of each pension retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or program arrangement, agreement or other understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company contributes or is a party or is bound or under which it may have liability and under which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit (the foregoing herein referred to as the "Employee Benefit Plans). The Company has delivered to CNCP true, correct and complete copies of all Employee Benefit Plans.

                        (b) Attached hereto as Exhibit 4.14(b) are the names, social security numbers and current rate of compensation of all salaried and hourly paid employees employed by the Company as of the date hereof, with all key employees being so designated, and at Closing the Company will provide an updated list of all such employees as of the date of closing, such updated list to be initialed by both parties at Closing.

                  4.15 INSURANCE. Attached hereto as Exhibit 4.15 is a complete and correct list and description of all of the policies of liability, property, workers' compensation and other forms of insurance or bonds carried by the Company for the benefit of or in connection with its assets and businesses. All of such policies are in full force and effect and there are no overdue premiums or other payments on such policies and neither the Company has received any notice of cancellation or termination of any of these policies.

                  4.16 LABOR MATTERS. None of the Company's employees are covered by collective bargaining agreement, and no collective bargaining efforts with respect to any of the Company's employees are pending or, to the knowledge of the Company threatened. No labor dispute, strike, work stoppage, employee collective action or labor relations problem of any kind which has materially adversely affected or may so affect the Company or any of its businesses or operations, is pending or, to the knowledge of the Company is threatened. The Company has complied in all respects with the reporting and withholding provisions of the Code and the Federal Insurance Contribution Act and all similar state and local laws, and with the federal, state, and local laws, ordinances, rules and regulations with respect to employment and employment practices, terms and conditions of employment and of the workplace, wages and hours and equal employment opportunity.

                  4.17 BROKERS AND FINDERS. Except for the fees listed on
Exhibit 4.17, neither the Securityholder nor the Company has not incurred or become liable for any commission, fee or other similar payment to any broker, finder, agent or other intermediary in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby. Securityholder agrees to be responsible for paying all Broker fees incurred by the Company as a result of this transaction.

                  4.18   Accounts Receivable.
                         -------------------

                         (a) All accounts receivable of the Company shown on
the unaudited balance sheets of the Company as of December 31, 1996, and all notes and accounts receivable acquired by the Company subsequent to December 31, 1996, reflect actual transactions, have arisen in the ordinary course of business and have been collected or are in the process of collection (without recourse to any judicial proceedings) in the ordinary course of business in the aggregate recorded amounts thereof, less the applicable allowances reflected on such balance sheets with respect to the accounts receivable shown thereon or set up on the respective books of the Company with respect to the notes and accounts receivable acquired subsequent to December 31, 1996.

                         (b) The Company has no knowledge as to any of the
Company's accounts receivable being subject to any lien or claim of offset, set off or counterclaim not provided for by the Company's allowance for doubtful accounts as of the date of execution hereof.

                  4.19   CONFLICTS OF INTERESTS. Except as described in
Exhibit 4.19 (a), no officer, director or stockholder of the Company was or is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or license of any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, the Company and the Company has no commitments or obligations as a result of any such transactions prior to the date hereof. Except as described in
Exhibit 4.19 (b), and except for directly or indirectly holding less than five percent (5%) of the outstanding shares of stock in a company which is publicly traded, none of such officers, stockholders, or directors own or have owned, directly or indirectly, individually or collectively, an interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

                  4.20 ENVIRONMENTAL COMPLIANCE. Exhibit 4.20(a) sets forth all government agencies which regulate the Company's business. Except as listed on
Exhibit 4.20(b), the Company has complied in all respects with all applicable federal, state and local laws, ordinances, rules and regulations with respect to its premises and its operations and hazardous materials, including, but not limited to, all rules and regulations promulgated by the Occupational Safety and Health Administration and the Federal Communications Commission and have kept its premises free and clear of any liens and charges imposed pursuant to such laws, ordinances, rules and regulations. The Company has not received any notice that any facts or conditions exist which would give rise to any violation, claim, charge, penalty or liability relating to any applicable environmental laws, rules or regulations of any governmental body or agency having jurisdiction over the premises. For purposes of this section, "Hazardous Materials" shall include, without limitation, any pollutants or other toxic or hazardous substances or any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste (including materials to be recycled, reconditioned or reclaimed), flammable materials , explosives, radioactive materials, hazardous waste, hazardous or toxic substances, or related materials, asbestos requiring treatment as a matter of law, or any other substance or materials defined as hazardous or harmful, or requiring special treatment or special handling by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (33 U.S.C. Sections 1251, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Occupational Safety and Health Act of 1970 and the regulations adopted and publications promulgated pursuant thereto.

                  4.21 OWNERSHIP OF THE STOCK. The Securityholder owns all of the Stock beneficially and of record, free and clear of all liens, restrictions, encumbrances, charges, and adverse claims and the Stock to be purchased hereunder constitutes One Hundred Per Cent (100%) of issued and outstanding stock of the Company.

                  4.22 ABSENCE OF SENSITIVE PAYMENTS. Neither the
Securityholder nor, to the knowledge of the Securityholder, any of the Securityholder's directors, officers, or stockholders:

                       (a) has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

                       (b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

                       (c) has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local(foreign or domestic) where such contributions were or would be a violation of applicable law.

                  4.23 APPROVAL OF MERGER; RELATED MATTERS. Each of the Securityholders represents and warrants that such Security holder, in his or her capacity as a shareholder of the Company (i) approves of and consents to the Merger as set forth in this Agreement, (ii) waives any notice of a shareholder's meeting or similar corporate formality in connection with the approval of the transactions described herein, including, without limitation, the Merger, (iii) waives any rights to protest or object to the Merger or to the exercise of any statutory remedy of appraisal as to the Stock owned by such Security holder as provided in the NHGCL, (iv) has received a copy of resolutions approving the Merger in accordance with the NHGCL, and (v), to the extent such Securityholder owes any amounts to the Company pursuant to any Promissory Note issued by such

Securityholder to the Company, consents to the use of a portion of the Merger Consideration payable to such Securityholder to pay off each such Promissory Note.

                                    ARTICLE V

                     REPRESENTATIONS, WARRANTIES AND CERTAIN
                        COVENANTS OF CNCP AND ACQUISITION
                        ---------------------------------

                  CNCP and Acquisition represent and warrant to the Securityholder that each of the matters set forth in this Article 5 are true and correct as of the date hereof and acknowledges that Securityholders entry into this Agreement and the performance of their obligations hereunder are made in reliance upon the completeness and accuracy of each of the matters set forth herein.

                  5.1 ORGANIZATION, STANDING, ETC. CNCP and Acquisition are duly organized, validly existing and in good standing under the laws of its jurisdiction of their organization.

                  5.2 AUTHORIZATION, ETC. The execution and delivery of this Agreement and any other instruments or documents required to be executed and delivered hereby, and the purchase of the Stock contemplated hereby, have been authorized by such authorities or by such court of competent jurisdiction, if any, as may be required by applicable law and constitute a valid and binding obligations of CNCP and of Acquisition, enforceable against them in accordance with the terms of this Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                  CNCP's obligation to consummate the Merger under this Agreement shall be subject to fulfillment of all of the following conditions on or prior to the Closing, any of which may be waived in writing by CNCP:

                  6.1 PERFORMANCE OF AGREEMENTS. The Company shall have performed all agreements contained herein and required to be performed by it prior to or at the Closing and all of the representations and warranties made by it and Securityholders in this Agreement shall be true and correct as of the Closing Date.

                  6.2 LACK OF MATERIAL LIABILITIES. The Company shall have not incurred any material liability, direct or contingent (as that term is ordinarily used), other than in the ordinary course of its business, since December 31, 1996.

                  6.3 FINANCIAL STATEMENTS. CNCP shall have received an audited balance sheet and profit and loss statement for the Company as of December 31, 1995 and December 31, 1996.

                  6.4 LACK OF DEFAULTS. No Event of Default (as defined in
Article X hereof) and no event or condition which, with notice or the lapse of time, or both, would constitute an Event of Default, shall exist.

                  6.5 EXECUTION OF CONTRACT OF SALE TO PURCHASE REAL PROPERTY. Securityholder and the CNCP shall have entered into a Contract of Sale to Purchase Real Property, a copy of which is attached hereto as Exhibit 6.5, pursuant to which CNCP shall purchase the Real Property from the Securityholder at a price determined by appraisal and mutual agreement of the parties. Settlement of the transfer of the Real Property shall occur within sixty (60) days of Closing.

                  6.6 AUDIT. The Securityholder shall cause the Audit to be completed and delivered to CNCP, at CNCP's expense.

                  6.7 EMPLOYMENT AGREEMENTS. Nolin, Pouliotte, and those employees designated as key employees on Exhibit 4.14(b) and the Company shall have executed the Employment Agreements or Non-Competition Agreements, copies of which are attached hereto as Exhibits 6.7(a) - 6.7(f).

                  6.8 OPINION OF COUNSEL. CNCP shall have received an opinion of counsel from the attorneys for the Company, dated as of the Closing Date, in form and substance substantially similar to that attached hereto as Exhibit 6.8.

                  6.9 COMPLIANCE CERTIFICATE. The Company shall have delivered to CNCP a certificate executed by its President, dated the Closing Date, certifying the fulfillment of the conditions specified in this Article 6 and the accuracy of the representations and warranties contained in Article 4 hereof.

                  6.10 KEY-PERSON TERM LIFE INSURANCE. The Company shall have applied for an insurance policy on the lives of Nolin and Pouliotte, such policies (a) to name the CNCP as sole beneficiary, (b) to be in form and substance satisfactory to the CNCP, and (c) to be in the amount of FOUR MILLION and NO/100 DOLLARS ($4,000,000.00) each.

                  6.11 RELEASE OF SECURITYHOLDER FROM PERSONAL OBLIGATION. The Company shall obtain as of the date of Closing, the release of Securityholder from the personal guaranty of all monies due pursuant to the loan agreement with Citizens Bank NH.

                  6.12 BY-LAW AMENDMENTS. The Company shall have amended its By-Laws and taken any other action required by corporate law to allow for an increase in the number of the Company's Board of Directors from three (3) to five (5).

                  6.13 RELEASE OF NOLIN AND POULIOTTE. Nolin and Pouliotte shall execute and deliver to the CNCP, in a form satisfactory to CNCP's counsel, a release of any claim that either of them may have against the Company for the repayment of any loan, claim for unpaid compensation, claim for indemnification or otherwise except for the notes set forth in Exhibit 6.13 which will be paid according to their terms.

                  6.14 CORPORATE DOCUMENTS. CNCP shall have received copies of the following documents:

                       (a)      a certificate of the President of the
Company dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the Certificate of Incorporation and Bylaws of the Company as in effect on the date of such certification; and (ii) that attached thereto is a true and complete copies of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and

                       (b)      such additional supporting documents and other
information with respect to the operations and affairs of the Company   as
CNCP may reasonably request.

                  All such documents described in (a) and (b) shall be satisfactory in form and substance to CNCP and its counsel.

                  6.15 CORPORATE FILINGS. All relevant incorporation and merger documents shall be filed with the appropriate governmental agencies and shall be attached hereto as Exhibit 6.15.

                  6.16 TRUSTEE OF PROFIT SHARING PLAN. The Surviving Corporation shall at Closing cause a successor trustee, if necessary, for the Company's profit sharing plans to be appointed.

                  6.17 REGISTRATION RIGHTS AGREEMENT. The Securityholders and CNCP shall have executed the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 6.17.

                  6.18 NET WORTH. The Company shall have, as of the Closing Date, a Net Worth greater than or equal to $1.5 million, excluding tax liabilities, if any, resulting from tax audit examinations.

                  6.19 ESCROW AGREEMENT. Securityholder, Company, CNCP and Acquisition shall have executed the Escrow Agreement, a copy of which is attached hereto as Exhibit 6.19.

                  6.20 EMPLOYEE STOCK OPTIONS. CNCP resolves to take any and all actions necessary, including soliciting the approval of its shareholders, to grant unqualified stock options to the employees and in the amounts designated in
Exhibit 6.20.

                                   ARTICLE VII

                          TRANSACTIONS PRIOR TO CLOSING
                          -----------------------------

                  Between the date of this Contract and the Closing, the executive officers and Board of Directors of the Company shall retain full control of the management and business of the Company. In order to assure protection and preservation of the company assets and the Stock to be exchanged at Closing, and to enable CNCP to prepare for settlement at the Closing, CNCP, Securityholder and the Company agree that between the date hereof and Closing:

                  7.1 TAXES. The Company will promptly pay and discharge, or cause to be paid and discharged, their federal, state and other governmental taxes, assessments, fees and charges imposed upon it or on any of its property or assets and timely file any returns and reports in connection with the foregoing; provided, however, nothing herein shall require the Company to pay or cause to be paid any tax, assessment, fee or charge so long as the validity thereof shall be contested in good faith by appropriate procedures and the Company has set aside on its books and maintains adequate reserves with respect thereto or for which disclosure to CNCP has been made pursuant to Exhibits 4.10(a), (b) and/or (c).

                  7.2 BOOKS OF RECORD AND ACCOUNT; INSPECTION. The Company will maintain at all times proper books of record and account in accordance with GAAP, and will permit any of CNCP's officers or any of its authorized representatives or accountants to visit and inspect the offices and properties of the Company, examine the Company's books of account and other records, and discuss the Company's affairs, finances and accounts with CNCP's appropriate officers and managers, legal counsel, accountants and auditors, all at normal business hours and as often as CNCP may request provided any such discussions with accountants will not cause the Company to incur any material cost with respect to such accountants and legal counsel.

                  7.3 FINANCIAL REPORTS. The Company shall furnish to CNCP, within 20 days after the end of each month (and within 45 days after the end of the last month of the Company's fiscal year), an unaudited financial report of the Company, which report shall include profit and loss statement, a consolidated balance sheet, a cash flow analysis, and such other financial information that CNCP may reasonably request.

                  7.4 Insurance.
                      ---------

                      (a) The Company will maintain in effect liability insurance, property insurance, worker's compensation insurance, the life insurance policies referenced in Section 6.10 and extended coverage insurance on its personal property referenced in Section 4.15 above, with responsible insurance companies, against such risks as are customarily insured against similar businesses operating in the same vicinity, and in amounts not less than those (i) recommended by major insurance companies for similar businesses or (ii) required governmental authorities having jurisdiction over all or part of the Company's operations.

                  7.5 NOTIFICATION. The Company will, within two (2) business days, advise CNCP in writing of the following:

                      (a)      The occurrence of an Event of Default;

                      (b) The filing of any suit, action, other proceeding against the Company or any investigation which the Company learns is pending or threatened against it, if the amount involved or at risk by nature of such suit, action, other proceeding or investigation exceeds Seventy-Five Thousand Dollars ($75,000);

                      (c) The filing, recording or assessment of a federal, state or local tax lien against the Securityholder, the Company or any of their assets;

                      (d) The occurrence of any reportable event with respect to any employee benefit plan of the Company or which is subject to the provisions of ERISA, including a statement setting forth details as to the reportable event and the action proposed to be taken with respect thereto, together with a copy, if available, of the notice of such reportable event given to the Pension Benefit Guaranty Corporation; and

                      (e) Any other condition, act or event which the Company in its good faith judgment believes will adversely affect CNCP's rights under this Agreement, the Note, or the Related Agreements.

                  7.6 BOARD OF DIRECTORS' MEETINGS. CNCP shall be entitled to designate two individuals as members of the Board of Directors of the Company and the Company shall take all appropriate actions to ensure that CNCP's designees are elected to the Board of Directors. The Board of Directors of the Company shall meet no less than once during each calendar quarter. Immediately after the execution hereof, the Company shall take all appropriate action to increase the Board of Directors in number to five (5), consisting of Nolin, Pouliotte, the President, Ranier Bosselman, and one other representative of the CNCP, and shall not make any change to the membership thereof prior to Closing without the prior written consent of CNCP.

                  7.7 CORPORATE EXISTENCE. The Company shall at all times cause to be done every act necessary to maintain and preserve its existence, rights, franchises, and certifications in the jurisdictions of their incorporation and to remain qualified as foreign corporations in every jurisdiction in which qualification is required.

                  7.8 MAINTENANCE OF PROPERTIES. The Company shall maintain or cause to be maintained in good repair, working order and condition all tangible properties required for its business and from time to time make or cause to be made all appropriate repairs and replacements thereof.

                  7.9 TRADE SECRETS. The Company will use its best efforts to maintain the confidentiality of any Business Property Rights of the Company and will seek to restrict the ability of any employee having knowledge of such proprietary information or trade secrets from competing with the Company through employment and non-competition agreements and similar arrangements.

                  7.10 MERGERS AND OTHER TRANSFERS. The Company will not (i) merge or consolidate with any person, firm, association or corporation, (ii) transfer, sell, assign, lease or otherwise abandon or dispose of (whether in one transaction or a series of transactions) any material part of its assets except in the normal course of business, (iii) change the nature of its business, (iv) create any subsidiaries, or (v) liquidate, dissolve or cease active business operations.

                  7.11 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company will not amend its Certificate of Incorporation or Bylaws if the result of any such amendment will have an adverse effect on CNCP's rights under this Agreement.

                  7.12 JUDGMENTS AND LIENS. Neither the Securityholders nor the Company shall not create, incur, assume or permit to exist any mortgage, lien, security interest, charge or encumbrance on any property or assets now owned or hereafter acquired by them except:

                       (a) Liens arising out of judgments or awards (i) which have been in force less than the applicable appeal period so long as execution is not levied thereunder, or (ii) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which the Company shall have secured a subsisting stay of execution pending such appeal or proceedings for review;

                       (b) Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required;

                       (c) Deposits, liens, bonds or pledges to secure payment of worker's compensation, unemployment insurance, pensions or other social obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

                       (d) Mechanic's, worker's, repairmen's,
warehousemen's, vendor's, or carrier's liens, or other similar liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such liens;

                       (e) Liens arising by operation of law under lease agreements made in the ordinary course of business and confined to the property rented;

                       (f) Liens on property securing the purchase price of property acquired after the date hereof provided that each of such lien (i) is given solely to secure indebtedness not exceeding one hundred percent (100%) of the lesser of the cost or fair market value of such property, (ii) does not extend to any other property and (iii) is given at the time of acquisition of the property;

                       (g) Presently outstanding liens;

                       (h) liens and encumbrances securing indebtedness to Senior Creditors; and

                       (i) Extension, renewal or refunding of indebtedness secured by liens permitted by this Section 7.12, provided that the then outstanding amount of such indebtedness is not increased and such liens do not extend to property not then encumbered thereby.

                  7.13 ISSUANCES OF CAPITAL STOCK. The Company will not issue any of its capital stock to any person or entity or grant any person or entity an option, warrant, convertible security or any other right or agreement to acquire any shares of its capital stock, without the prior written consent of CNCP.

                  7.14 PURCHASE OF SECURITIES OR ASSETS. The Company will not purchase the outstanding equity securities of any other person, firm, association or corporation, except obligations issued or guaranteed by the United States government or any state or political subdivision thereof or other short-term instruments normally marketed by banks and nationally recognized brokerage firms, provided nothing herein shall restrict the Company from maintaining accounts with federally insured banking institutions or money market funds.

                  7.15 DECLARATION OF DIVIDENDS, ETC. The Company will not (i) make, pay or declare any distributions or dividends of cash or property with respect to its issued shares of Common Stock; (ii) directly or indirectly redeem, repurchase or otherwise reacquire any shares of its Common Stock; (iii) increase the salary or pay any bonuses to any management employees, officers or directors of the Company.

                  The Company is further prohibited from declaring or distributing, without the prior written approval of CNCP in its sole discretion, any executive bonus or other form of additional compensation.

                  7.16 PAYMENTS TO OFFICERS. Except as described on Exhibit 7.16, the Company shall not loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible), to, or enter into any agreement or arrangement with, any of the Company's officers or directors, except for compensation to officers pursuant to existing agreements, copies of which have been delivered to CNCP, and reimbursement of expenses incurred by employees of the Company in connection with their employment.

                  7.17 INDEBTEDNESS. The Company shall not incur any indebtedness for borrowed money, including pension fund loans, or purchase money indebtedness or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee in any manner (including, without limitation, by agreeing to maintain the financial condition of another person) any debt securities of others, provided, however, that the Company shall have the right to incur indebtedness in the ordinary course of business for office furniture, equipment, trade payables, machinery and vehicles.

                  7.18 EXPENDITURES. The Company shall not make any capital investments or capital expenditures in excess of an aggregate of Seventy-Five Thousand Dollars ($75,000) are outside of the ordinary course of the Company's business, without the consent of CNCP.

                  7.19 EMPLOYEE BENEFIT PLANS. The Company shall not adopt any new Employee Benefit Plans but may expand existing benefits subject to the approval of the Board of Directors.

                  7.20 MATERIAL CONTRACTS. Except as described on Exhibit 7.20, the Company shall not enter into, assume, renew or permit to be renewed (including by not giving a permitted notice of termination) any contract, lease or obligation,
(i) outside the ordinary course of business or (ii) which is not cancelable by it on notice of not more than thirty (30) days and without liability, penalty, or premium. Except as expressly set forth therein, the Company shall not modify, amend, terminate, waive or release any benefit or right under any employment agreement, or any other material agreement to which the Company is a party, without the prior written consent of CNCP.

                  7.21 NON-BUSINESS ASSETS. The Company shall not apply any corporate funds toward the payment of any principal or interest due or owing for the purchase of any non-corporate assets.

                                  ARTICLE VIII

                            COVENANTS NOT TO COMPETE
                            ------------------------

                  8.1 COVENANT NOT TO COMPETE. Securityholder shall not, directly or indirectly, alone of with others, enter into any business related to the construction, reconstruction, maintenance, repair and expansion of CATV, SMATV systems and any other related systems in the telecommunications industry within the United States for a period of three (3) years from the date of Closing. Further, Securityholder shall not, during such period, disclose, divulge, communicate, use to the detriment of the Company or CNCP or for the benefit of any other person or persons, or use in any way, any confidential information or trade secrets of the Company, including customer list, personnel information, and other similar data. In addition, Securityholder shall not, during such period, (i) hire or attempt to hire any employee of the Company, or (ii) interfere with any contract or other relationship of the Company and any of its customers or suppliers. Securityholder agrees that CNCP shall be entitled to injunctive relief in the event of any breach of the covenants set forth in this paragraph together with reasonable attorney's fees and damages. Damages shall only be collectible from the party breaching this provision.

                                   ARTICLE IX

                INDEMNIFICATION BY SECURITYHOLDER AND THE COMPANY
                -------------------------------------------------

                  Securityholder and the Company, to the extent set forth in this Agreement, shall indemnify and hold harmless Parent, Acquisition and Surviving Corporation against and in respect to the following, in addition to the other losses otherwise specifically indemnified against in this Agreement, as follows:

                  9.1 Indemnification by the Securityholders and the Company.
                      ------------------------------------------------------

                      (a) BREACH. Subject to the provision of this Section 9.1, each of the Securityholders and the Company (each in his or her capacity as an indemnifying party, an "Indemnifying party") covenants and agrees to jointly and severally indemnify, defend, protect, and hold harmless each of Parent, Acquisition, the Surviving Corporation and each of their respective
Subsidiaries and Affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all Adverse Consequences incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company or the Securityholders set forth in
Section 4 of this Agreement, (ii) any breach or nonfulfillment by the Company or the Securityholders of, or any noncompliance by the Company or the Securityholders with, any covenants, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith, (iii) all damage or deficiency resulting directly from the inaccuracy of any any list, certificate or other instrument delivered by or on behalf of Securityholder or the Company in connection herewith, whether made as of the date hereof, or as of the Closing Date hereunder or otherwise, or resulting from the non-fulfillment of any agreement on the part of Securityholder or the Company contained in this Agreement or made in connection with the transactions contemplated hereby, including, but not limited to all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees), incurred by CNCP if this Agreement is terminated pursuant to Article 10 hereof.

                      (b) ENVIRONMENTAL INDEMNIFICATION. The Company, and Securityholder shall jointly and severally, hereby indemnify each Indemnitee and hold each Indemnitee harmless from and against any and all damages, losses, liabilities, costs and expenses of removal, relocation, elimination, remediation or encapsulation of any Hazardous Materials (as defined in Section 4.20), obligations, penalties, fines, impositions, fees, levies, lien removal or bonding costs, claims, actions, causes of action, injuries, administrative orders, consent agreements and orders, litigation, demands, defenses, judgments, suits, proceedings, disbursements or expenses (including without limitation, attorney's and experts' reasonable fees and disbursements) of any kind and nature whatsoever resulting from the operation of the Company's business: (i) which (x) is imposed upon, or incurred by, CNCP by reason of, relating to or arising out of any environmental laws, rules or regulations of any governmental body or agency having jurisdiction over the premises, or (y) arises out or the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal or escape of any Hazardous Materials, on or from the premises, or (z) actually or allegedly arises out of the use, specification, or inclusion of any product, material or process containing Hazardous Materials, or the failure to detect the existence or proportion of Hazardous Materials in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any Hazardous Materials source or the replacement or removal of any soil, water, surface water, or groundwater containing Hazardous Materials; and/or (ii) is imposed upon, or incurred by, CNCP by reason of or relating to any breach, act, omission or misrepresentation contained in Section 4.20.

                      (c) TAX MATTERS. Company and each Securityholder shall jointly and severally indemnify each Indemnitee from and against all Adverse Consequences incurred by any Indemnitee as a result of or incident to any Income Taxes or other Taxes imposed on the Surviving Corporation, the Company or any of their Subsidiaries or for which the Surviving Corporation, Company or any of its Subsidiaries may otherwise be liable by law or regulation
(including, without limitation, the provisions of Treasury Regulation Section 1.1502-6) or contract, for any taxable year or period that ends on or before December 31, 1996 or resulting in any way from this transaction, including, but not limited to, any taxes imposed as a result of the disqualification of this transaction as a tax free reorganization under the Code, except that if such disqualification occurs because of the misinformation or misrepresentation of CNCP then the Securityholder shall be relieved of any indemnity obligation resulting from such disqualification.

                              (i)     For purposes of paragraph (c), whenever
it is necessary to allocate an item of income, gain, deduction, loss or credit to either a taxable year or period that ends on or before December 31, 1996 or a taxable year or period that begins after the Closing Date, rules consistent with those in Treasury Regulation Section 1.502-76(b) shall be applied.

                              (ii)    Except as otherwise provided in this
Agreement, Parent shall have the sole right to represent the interests of any Indemnitee in any tax audit or administrative or court proceeding relating to any taxable period, including without limitation taxable periods ending on or before December 31, 1996, and to compromise, settle, or contest any tax claims in connection therewith in its sole discretion, except that Securityholder shall have the sole right to defend (a) any tax audit, or administrative or court proceeding against the Company, CNCP or Surviving Corporation brought by a taxing authority as a result of any matter currently under investigation by any taxing authority, and (b) any action brought by a third party against any Indemnitee which could result in liability to any Indemnifying Party hereunder. Securityholders may not undertake the defense of any action under Paragraph
(ii)(b) without the prior written consent of CNCP, which consent shall not be unreasonably withheld. No Indemnitee shall pay any tax which may be the subject of indemnification by the Securityholders (an "Indemnified Tax"), without giving the Securityholder notice in writing of its intent to do so, and the reasons therefore. Upon receipt of such notice, the Securityholders shall in or within thirty (30) days thereupon pay such Indemnified Tax unless they promptly deliver to the Indemnitee an opinion of tax counsel, which opinion and counsel shall be reasonably satisfactory to the Indemnitee and shall be at the expense of the Securityholders, to the effect that the relevant Indemnitee is more likely than not on the merits to obtain a refund of such Indemnified Tax if payment is made but a suit for refund is thereafter instituted, the Indemnitee shall cooperate with the Securityholders in his prosecution of such suit, such cooperation to include, without limitation, furnishing the Securityholders with any books, records or information reasonably requested by the Securityholders that are in the Indemnitee's possession. If a refund of the Indemnified Tax is paid as a result of such suit, the Securityholders shall be entitled to such refund to the extent of the amount of his prior indemnity payment in respect of such Indemnified Tax.

                      (d) BROKER FEE. Each Indemnifying Party jointly and severally indemnifies each Indemnitee from any claim made by a broker, finder, agent or other intermediary against the Company after Closing in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

                      (e) SET-OFF. Except as otherwise provided in this Agreement, CNCP shall be entitled to set-off Securityholder or the Company's liability to CNCP for indemnification under this Article 9, or under any other paragraph of this Agreement, by first crediting the amount of liability against the monies being held in escrow pursuant to Section 2.2 of this Agreement, and then by reducing the amount of CNCP Stock issued to Securityholder pursuant to
Section 2.1(a).

                      (f) COSTS AND EXPENSES. Except as otherwise provided in this Agreement, all amounts indemnified pursuant to this Article IX shall include all costs and expenses of the Indemnitee, including, but not limited to, the costs of any actions, reasonable attorneys fees, and other expenses necessary to enforce the rights granted hereunder.

                      (g) TERMINATION OF COMPANY'S OBLIGATION. Company's obligation to indemnify CNCP, or to contribute to any party indemnifying CNCP, pursuant to this Article 9 shall expire as of the Filing Date.

                  9.2 NO CIRCULAR RECOVERY. Each Securityholder hereby agrees that he or she will not make any claim for indemnification against either Parent or Acquisition by reason of the fact that he or she was a director, officer, employee agent or other representative of the Company of any of its Subsidiaries (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any claim for indemnification brought by Parent, the Surviving

Corporation, and their respective Subsidiaries and Affiliates against the Securityholders.

                                    ARTICLE X

                                   TERMINATION
                                   -----------

                  10.1 TERMINATION BY CNCP. This Agreement may be terminated by CNCP, on or before the Closing Date, upon the occurrence of the following:

                       (a) If any of the conditions specified in Article 6 shall not have been met prior to the Closing Date.

                       (b) If an event of default, as defined in Article 11, has occurred, and has not been cured during any applicable cure period.

                  If CNCP terminates this Agreement because of a failure of any one or more of the conditions set forth above, the CNCP shall be indemnified pursuant to the terms and conditions of Article 10 for any damage, cost or expense, including reasonable attorneys' fees, incurred as a result of the preparation of this Agreement, or otherwise, not to exceed Ten Thousand Dollars ($10,000).

                  10.2 TERMINATION BY SECURITYHOLDER. This Agreement may be terminated by Securityholder, on or before the Closing Date if any of the conditions specified in Article 5 shall not have been met prior to Closing.

                                   ARTICLE XI

                                     DEFAULT
                                     -------

                  11.1 EVENTS OF DEFAULT. It shall be considered an Event of Default if any one or more of the following events shall occur:

                       (a) If any statement, certificate, report, representation or warranty of a material nature made or furnished by the Company under this Agreement shall prove to have been false or erroneous in any material respect.

                       (b) The occurrence of any event of default under any other financing agreement, note, lease, mortgage, security agreement, factoring agreement or any other obligation of the Company the result of which will have a material adverse effect on the Company unless any such event of default shall be timely cured under any applicable cure provision or waived by the person to whom or to which the Company is obligated or indebted.

                  11.2 WAIVER BY CNCP. Any failure by CNCP to insist upon strict performance by the Securityholder or the Company of any of the terms and provisions of this Agreement, shall not be deemed to be a waiver of any of the terms and conditions hereof and CNCP shall have the right thereafter to insist upon strict performance thereof by the Securityholder or the Company.

                                   ARTICLE XII

                                  MISCELLANEOUS


                  12.1 COSTS. Except for expenses relating to the preparation of the 1995 and 1996 audits, each party shall pay its own expenses incident to the transaction contemplated hereby, including fees and expenses of their attorneys, accountants, appraisers or consultants, whether or not those transactions are consummated at Closing, subject to the indemnification and termination provisions hereof.

                  12.2 SALES AND TRANSFER TAXES. All state sales taxes and all transfer taxes and all documentary taxes, if any, payable in connection with the Merger shall be paid by the party to whom such taxes are customarily attributed under the laws of the State of New Hampshire.

                  12.3 EMPLOYMENT OF PRESIDENT. Subject to the approval of the CNCP, the Securityholder resolves to conduct a search and hire a President for the Company, upon the terms specified in a valid three-year employment contract.

                  12.5 RELATIONSHIPS TO OTHER AGREEMENTS. In the event of a conflict between any of the provisions of this Agreement and any other agreement relating to this transaction between the Securityholder, Company and CNCP, the provisions of this Agreement shall control.

                  12.6 TITLES AND CAPTIONS. All article or section titles or captions in this Agreement are for convenience of reference and are not part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of provisions herein.

                  12.7 EXHIBITS. The Exhibits and Schedules referred to herein are hereby made a part hereof.

                  12.8 APPLICABLE LAW. This Agreement is to be governed by, and construed, interpreted, and enforced in accordance with the laws of Delaware.

                  12.9 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Notwithstanding the foregoing, neither the Company nor CNCP shall have any right to assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

                  12.10 NOTICES. All notices, requests, instructions, or other documents required hereunder shall be deemed to have been given or made when delivered by registered or certified mail, return receipt requested, postage prepaid or by messenger or overnight delivery service to:

If Securityholder Nolin then:   Dennis A. Nolin
                                    White Mountain Cable Construction Corp.
                                    Rt. 4, P.O. Box 459
                                    Epsom, NH 03234

Counsel for Nolin:              Edmund J. Waters
                                    210 Rumford St., P.O. Box 2227
                                    Concord, NH 03302

If Securityholder Pouliotte
then:                           David Pouliotte
                                    White Mountain Cable Construction Corp.
                                    Rt. 4, P.O. Box 459
                                    Epsom, NH 03234

Counsel for Pouliotte:          Edmund J. Waters
                                    210 Rumford St., P.O. Box 2227
                                    Concord, NH 03302-2227


If CNCP then:                   Conceptronic, Inc.
                                    One Church Street, Suite 302
                                    Rockville, Maryland 20850
                            Attn: Haywood Miller

Counsel for CNCP:               Bleecker & Bleecker
                                    51 Monroe Street
                                    Suite 1210
                                    Rockville, Maryland 20850
                            Attn: Steven S. Bleecker

                  Any party may from time to time give the others written notice of a change in the address to which notices are to be sent and of any successors in interest.

                  12.11 SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not impair the operation or validity of any other provision hereof. If any provision shall be declared inapplicable or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such inapplicable or unenforceable provision as may be possible and be legal, valid and enforceable.

                  12.12 ACCEPTANCE OR APPROVAL. By accepting all or approving anything required to be observed, performed, or fulfilled, or to be given to CNCP pursuant to this Agreement, including, but not limited to, any certificate, balance sheet, statement of profit or loss or other financial statement, or insurance policy, CNCP shall not be deemed to have accepted or approved the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision, or condition thereof as to third parties.

                  12.13 SURVIVAL. All covenants, representations, and warranties made by the Securityholder and CNCP in this Agreement shall survive the Closing hereunder for a period of three (3) years.

                  12.14 ENTIRE AGREEMENT. This Agreement, including all Exhibits, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation, or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof and no amendments hereto shall be valid unless made in writing and signed by all parties hereto.

                  12.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

                  12.16 SECURITY MATTERS. (a) By executing this Agreement, CNCP acknowledges that: (i) CNCP has been advised that the Stock has not been and will not have been registered under the Act or the New Hampshire or other applicable securities laws of any state, that the Securityholder in transferring such shares to the CNCP will be relying, if applicable, upon the exemption from such registration requirements contained in Section 4(1) or 4(2) of the Act as a transaction by a person other than as issuer, underwriter or dealer and the applicable state exemption; (ii) the Stock may be "restricted" as that term is used in Rule 144 under the Act as a consequence of which CNCP may not be able to sell the shares unless such shares are first registered under the Act and any applicable state securities laws or unless an exemption from such registration, is, in the opinion of counsel, available; (iii) the Stock will be acquired by CNCP for purposes other than "distribution" as that term is used in Section 2(11) of the Act, and (iv) CNCP will execute, if Securityholder so requests, an appropriate letter affirming that its intention with respect to the proposed acquisition of the Stock is that such acquisition be for investment purposes only and not with a view toward resale or distribution thereof.

                       (b) The shares of CNCP Stock are not registered under the Securities Act of 1933, as amended (the "1933 Act"), and are being issued without registration on the grounds that the sale of CNCP Stock hereunder is exempt from registration under the 1933 Act pursuant to Section 4(2) thereof and CNCP's reliance on such exemption is predicated on Securityholder's representations set forth herein.

                  This Agreement is made in reliance upon Securityholder's representations to CNCP that the shares of CNCP Stock to be issued will be acquired for investment and not with a view to the sale or distribution of any part thereof, and that Securityholders have no present intention of selling, granting participation in or otherwise distributing the same.

                  Securityholders hereby represent that they are experienced in evaluating and investing in companies such as the CNCP, have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, and have the ability to bear the economic risks of this investment. Securityholders further represent that during the course of the transaction they have had the opportunity to ask questions of, and receive answers from, representatives of CNCP concerning the CNCP.

                  Securityholders hereby agree that the CNCP Stock may not be transferred without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective Registration Statement covering the CNCP Stock, or an available exemption from registration under the 1933 Act, the CNCP Stock must be held indefinitely. In particular, and without limiting the foregoing, Securityholders are aware that the CNCP Stock may be not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all conditions of that Rule are met.

                  Securityholders hereby agree that in no event will they transfer any of the Stock other than pursuant to an effective Registration Statement under the 1933 Act, or pursuant to the conditions of any legend appearing on said Stock.

                  12.17 PREPARATION AND FILING OF SEC DOCUMENTS. If and whenever, as a result of the transaction contemplated hereunder, the CNCP is under an obligation to provide financial information to, or prepare a filing of any kind with, the United States Securities and Exchange Commission ("SEC"), Securityholder shall assist the CNCP in preparing any audited financial statements required by the SEC for this purpose. The cost of preparing any such financial statements shall be borne by the CNCP.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:                             WHITE MOUNTAIN CABLE CONSTRUCTION CORP.



____________________                By:  ______________________________

                                    Title:  ___________________________


ATTEST:                             CONCEPTRONIC, INC.

____________________                By:  ______________________________

                                    Title:  ___________________________

WITNESS:

____________________                _____________________________(SEAL)
                                            DENNIS A. NOLIN

____________________                _____________________________(SEAL)
                                            DAVID POULIOTTE





ATTEST:                             WHITE MOUNTAIN ACQUISITION COMPANY, INC.



____________________                By:  ______________________________

                                    Title:  ___________________________

                   PAGE 58 OF 58 OF AGREEMENT AND PLAN OF MERGER



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